Exhibit 3.1

STATE OF NEW JERSEY

DEPARTMENT OF TREASURY

FILING CERTIFICATION (CERTIFIED COPY)

LAKELAND BANCORP, INC.

0100405866

I, the Treasurer of the State of New Jersey, do hereby certify, that the above named business did file and record in this department a Certificate of Amendment on May 10th, 2013 and that the attached is a true copy of this document as the same is taken from and compared with the original(s) filed in this office and now remaining on file and of record.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my Official Seal at Trenton, this 13th day of May, 2013 /s/ Andrew P Sidamon-Eristoff Andrew P Sidamon-Eristoff State Treasurer
Certificate Number: 128337460

Verify this certificate online at https://www1.state.nj.us/TYTR_StandingCert/JSP/Verify_Cert.jsp

CERTIFICATE OF AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION OF LAKELAND BANCORP, INC. (Pursuant to N.J.S.A. 14A:9-2(4) and 14A:9-4(3))

Pursuant to N.J.S.A. 14A:9-2(4) and N.J.S.A. 14A:9-4(3), the undersigned corporation hereby certifies as follows:

1. The name of the corporation is Lakeland Bancorp, Inc. (the “Corporation”).

2. Section 3 of the Corporation’s restated certificate of incorporation has been amended and restated to provide in its entirety as follows:

“3. Capitalization. The total authorized capital stock of the Corporation shall be 71,000,000 shares, consisting of:

1. 1,000,000 shares of preferred stock, no par value (“Preferred Stock”); and

2. 70,000,000 shares of common stock, no par value (“Common Stock”).

The Board of Directors is authorized to issue the Preferred Stock from time to time in one or more classes or series, each such class or series to have voting powers (if any), conversion rights (if any), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors and stated and expressed in a resolution or resolutions thereof providing for the issuance of such Preferred Stock. Shares of the authorized capital stock may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors. Subject to the powers, preferences and rights of any Preferred Stock, including any class or series thereof, having preferences or priority over, or rights superior to, the Common Stock and except as otherwise provided by law, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation. In furtherance of the immediately preceding sentence:

1. General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges. The voting, dividend, liquidation and other rights of the holders of the Common Stock are subject to, and qualified by, the rights of the holders of the Preferred Stock, if any.

2. Voting. The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation’s shareholders, except as otherwise required by law or this Certificate of Incorporation. Except as provided by law or this Certificate of Incorporation, holders of Common Stock shall vote together with the holders of Preferred Stock as a single class on all matters. There shall be no cumulative voting.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors in its sole discretion, subject to provisions of law, the provisions of this Certificate of Incorporation, and the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder.

4. Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled, subject to the rights and preferences, if any, of any holders of shares of Preferred Stock authorized and issued hereunder, to share, ratably in proportion to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.”

3. The above-mentioned amendment was adopted by the shareholders of the Corporation on May 8, 2013.

4. A total of 29,859,282 shares of the Corporation’s Common Stock were entitled to vote on the above-mentioned amendment.

5. A total of 22,519,710 shares of the Corporation’s Common Stock voted for the above-mentioned amendment, a total of 1,734,331 shares of the Corporation’s Common Stock voted against the above-mentioned amendment and a total of 165,974 shares of the Corporation’s Common Stock abstained from voting on the above-mentioned amendment.

IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Amendment to be executed on its behalf by its duly authorized officer this 8th day of May, 2013.

LAKELAND BANCORP, INC.

By:	/s/ Thomas J. Shara
Thomas J. Shara
President and Chief Executive Officer